CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Prudential Short-Term Corporate Bond Fund, Inc. of our report dated February 19, 2025, relating to the financial statements and financial highlights of PGIM Short-Term Corporate Bond Fund, which appears in Prudential Short-Term Corporate Bond Fund, Inc.’s Certified Shareholder Report on Form N-CSR for the year ended December 31, 2024. We also consent to the references to us under the headings "Financial Statements", "Independent Registered Public Accounting Firm" and "Financial Highlights" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

New York, New York

February 26, 2025